Exhibit 23.1

Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 7, 2003, except for Note 22, as to which the date is March 24, 2003, relating to the consolidated financial statements, which appears in RadiSys Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002. We also consent to the incorporation by reference of our report dated March 7, 2003 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

Portland, Oregon,
June 25, 2003